ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20070551299-20
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/13/2007 9:45 AM Entity Number E0569052007-2

Articles of Incorporation

(PURSUANT TO NRS 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. **Name of Corporation:**	BABY FOX INTERNATIONAL, INC.
2. **Resident Agent Name and Street Address:** (must be a Nevada address where process may be served)	Name: CSC SERVICES OF NEVADA, INC. (MANDATORY) Physical Street Address: 502 EAST JOHN STREET; City: CARSON CITY; Nevada; Zip Code: 89706 (OPTIONAL) Mailing Address: ; City: ; State: ; Zip Code:
3. **Shares:** (number of shares corporation is authorized to issue)	Number of shares with par value: 10,000,000 preferred @ .001; 90,000,000 COMMON; Par value per share: $ .001; Number of shares without par value:
4. **Names & Addresses of the Board of Directors/Trustees:** (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than 3 directors/trustees)	1. Name: HITOSHI YOSHIDA Street Address: 22-23 FIVE CHOME NAKANO; City: NAKANOKU TOYKO JAPAN; State: XX; Zip Code: XX 2. Name: Street Address: ; City: ; State: ; Zip Code: 3. Name: Street Address: ; City: ; State: ; Zip Code:
5. **Purpose:** (optional - see instructions)	The purpose of this Corporation shall be:
6. **Name, Address and Signature of Incorporator:** (attach additional page if more than 1 incorporator)	Name: CSC SERVICES OF NEVADA, INC.; Signature: X [signature] Address: 502 EAST JOHN STREET; City: CARSON CITY; State: NV; Zip Code: 89706
7. **Certificate of Acceptance of Appointment of Resident Agent:**	I hereby accept appointment as Resident Agent for the above named corporation. X [signature] Authorized Signature of R. A. or On Behalf of R. A. Company; Date: 8/13/07

This form must be accompanied by appropriate fees.